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EXHIBIT 11

                           UNITED NATURAL FOODS INC.
                       COMPUTATION OF EARNINGS PER SHARE

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                                                  THREE MONTHS ENDED                NINE MONTHS ENDED
                                                      APRIL 30,                        APRIL 30,
(in thousands, except per share data)            1998            1997            1998            1997
                                                 ----            ----            ----            ----
Basic weighted average shares outstanding       17,369          17,357          17,361          16,034

    Net affect of dilutive stock options
     based upon the treasury stock
     method using the average stock price          381             183             311             553
                                                ------          ------          ------          ------
Diluted weighted average shares outstanding     17,750          17,539          17,672          16,586
                                                ======          ======          ======          ======
        Income before extraordinary item        $5,079          $3,377          $8,651          $6,966

    Extraordinary item - loss on early
     extinguishment of debt, net of
     income tax benefit of $662                      -               -               -             933
                                                ------          ------          ------          ------
        Net income                              $5,079          $3,377          $8,851          $6,787
                                                ======          ======          ======          ======
    Pro forma net income before
     extraordinary item                         $5,079          $3,204          $8,331          $6,787
                                                ======          ======          ======          ======

Basic Per Share Data:

        Income before extraordinary item        $ 0.29          $ 0.19          $ 0.50          $ 0.44

    Extraordinary item - loss on early
     extinguishment of debt, net of income
     tax benefit of $662                        $    -          $    -          $    -          $ 0.06
                                                ------          ------          ------          ------
        Net income                              $ 0.29          $ 0.19          $ 0.50          $ 0.38
                                                ======          ======          ======          ======
    Pro forma net income before
     extraordinary item                         $ 0.29          $ 0.18          $ 0.48          $ 0.42
                                                ======          ======          ======          ======

Diluted Per Share Data:

        Income before extraordinary item        $ 0.29          $ 0.19          $ 0.49          $ 0.42

    Extraordinary item - loss on early
     extinguishment of debt, net of income
     tax benefit of $662                        $    -          $    -          $    -          $ 0.06
                                                ------          ------          ------          ------
        Net income                              $ 0.29          $ 0.19          $ 0.49          $ 0.36
                                                ======          ======          ======          ======
Pro forma net income before extraordinary
 item                                           $ 0.29          $ 0.18          $ 0.48          $ 0.41
                                                ======          ======          ======          ======
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